Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Record Earnings

April 28, 2011

Fort Lee, NJ  -  Bancorp of New Jersey, Inc. (NYSE-AMEX:  BKJ), the holding company of Bank of New Jersey, reported its finest quarterly net income since opening in May, 2006.  Net income for the first quarter of 2011 reached $638 thousand compared to $514 thousand for the first quarter of 2010, representing an increase of $124 thousand, or approximately 24.1%.  Earnings per diluted share reached $0.12 in the first quarter of 2011 compared to $0.10 per diluted share for the same period in 2010.  The net income generated during the first quarter of 2011 represents the highest net income ever achieved by the company during any fiscal quarter.  The net income generated during this quarter also represents the company’s seventeenth consecutive quarter of profitability.

During the first quarter of 2011, net interest income increased by 19.4%, or approximately $583 thousand, to $3.6 million from $3.0 million for the first quarter of 2010.  Offsetting the increased net interest income were an increase in non-interest expense of approximately $238 thousand, or 12.8% and an increase in the provision for loan losses of approximately $116 thousand.  The increase in non-interest expense primarily reflected increases in operating costs as well as increased expenses related to other real estate owned.  The increase in the provision for loan losses is the result of greater loan growth and other factors considered in the company’s allowance for loan losses methodology to ensure the allowance is maintained at an adequate level.

Bancorp of New Jersey’s total assets grew to $390.5 million at March 31, 2011 compared to $370.3 million at December 31, 2010.  The Company also experienced strong growth in its loans, deposits, and equity over the same time period.  Total loans reached $328.7 million at March 31, 2011 compared to $302.1 million at December 31, 2010, an increase of approximately $26.6 million, or approximately 8.8%.  Total deposits increased to $337.7 million at March 31, 2011 from $318.4 million at December 31, 2010, an increase of approximately $19.3 million, or approximately 6.1%.  Stockholders’ equity grew to $50.8 million at March 31, 2011 from $50.1 million at December 31, 2010.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ.  A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during 2011 and an eighth branch is planned for Cliffside Park, also in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
INCOME STATEMENT	2011	2010
Net Interest Income	$3,584	$3,001
Provision for loan losses	386	270
Noninterest Expense, net	2,104	1,866
Pretax Income	1,094	865
Tax Expense	456	351
Net Income	$638	$514

Basic Earnings per Share	$0.12	$0.10
Diluted Earnings per Share	$0.12	$0.10

Weighted Average Shares — Basic	5,207	5,207
Weighted Average Shares — Diluted	5,207	5,236

SELECTED BALANCE SHEET DATA AT END OF PERIOD	3/31/2011	12/31/2010
Total Loans	$328,683	$302,103
Allowance for Loan Losses	4,112	3,749
Investment Securities	33,265	32,142
Total Assets	390,465	370,255
Total Deposits	337,730	318,421
Stockholders’ Equity	50,825	50,138